exhibit 99.1
                                                 For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

                         ROLLINS, INC. DECLARES DIVIDEND

ATLANTA, GEORGIA, October 25, 2005: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), at a meeting of the Board of Directors today, declared a regular quarterly dividend of $0.05 per share payable December 12, 2005 to stockholders of record at the close of business November 11, 2005.

Rollins,  Inc. is a premier  North  American  consumer and  commercial  services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.